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EXHIBIT 10.10(i)

LEASE AMENDMENT "4"

        THIS AMENDMENT is attached to and hereby forms a part of that certain LEASE ("Lease") made the 1st day of December, 1994, by and between Green, Praver Et Al ("Landlord") and Anesta Corp., a Delaware Corporation ("Tenant"). WHEREAS, Tenant and Landlord desire to memorialize their understanding and to amend the Lease consistent therewith,

        NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tenant and Landlord agree as follows:

        1.    CHANGE TO SECTION 1.4. OPTION TO EXTEND LEASE

        Section 1.4 of the Lease is hereby changed as follows: Tenant may extend this Lease for three (3) three (3) year period (each such period shall be called an "Extended Term") upon the same terms and conditions of this Lease except that the Annual Base Rent for each Extended Term shall be determined as provided in Section 2.2 of this Lease. Tenant shall give Landlord notice of its exercise of its option to extend the Lease at least 90 days prior to the end of the Lease Term or the end of the first and second Extended Terms. Tenant may not exercise its option to extend this Lease if Tenant is in default under this Lease.

        2.    LEASE TERM EXTENSION

        Tenant and Landlord agree to Tenant's election to exercise its first three year option. The option covers Suite 600, consisting of 6,241 square feet; Suite 650, consisting of 28,278 square feet; Suite 660, consisting of 6,805 square feet; and Suite 670, consisting of 9,780 square feet. From this time forth, the four suites mentioned above will be known as Suite 600, consisting of 51,104 square feet. The term for this Extended Term will commence April 1, 2000 and will end March 31, 2003.

        3.    RENTAL RATES

        Tenant agrees to pay to Landlord, without prior notice or demand, as annual base rental the sum of $331,153.92 for the first year of the First Extended Term, payable in equal monthly payments of $27,596.16 on or before the first day of each month in advance. The annual base rent shall be adjusted each year, effective on each anniversary of the date of the commencement of the expansion space lease term, by a percentage equal to the percentage increase in the United States Department of Labor Statistics New Consumer Price Index for all Urban Consumers (CPI-U, National Index, 1982-1984 = 100) as published by the United States Department of Labor, Bureau of Labor Statistics, using as a base the index for the two months immediately preceding the commencement of the expansion space lease term compared to the index for the two months immediately preceding the anniversary date of the year for which the lease adjustment is being made. The foregoing notwithstanding, the annual base rent shall not be increased by more than three percent in any one year.

        4.    ADDITIONAL RENT

        Tenant shall pay, as additional rent for Suite #600, Tenant's proportionate share of "Basic Costs Increases" as defined in Section 2.3 of the Lease. "Tenant's Proportionate Share" for the expansion space shall mean 26.98 percent, which is determined by dividing the 51,104 square feet being rented by Tenant by 189,425 square feet, the total rentable space in the Project. The monthly charge for additional rent for Suite 600 is $7,154.56 which represents the 51,104 square feet times $0.14. The additional rent rate of $0.14 shall be adjusted annually or at such time as there is a significant change in the costs of any item of additional rent to be paid by Tenant as per Section 2.3. of the Lease. Tenant's total area for purposes of Section 2.3 shall include all of the "proportionate" areas as shown in the original lease, the first amendment, the second amendment, the third amendment, and this fourth amendment.

        5.    VALID AGREEMENTS

        Tenant and Landlord acknowledge that the Lease is a valid and enforceable agreement and that the Tenant holds no claims against Landlord or its agents which might serve as the basis of any set-off against accruing rent and other charges or any other remedy in law or in equity. Except as is herein specifically modified and amended or as is necessary to give meaning and effectuate the terms hereof, the Lease shall remain in full force and effect, it being understood and agreed that this Amendment, upon execution, becomes a part of the total Lease.

        6.    BROKERS

        Except as herein set out, Tenant represents, and warrants that there are no claims for brokerage commissions or finder's fees in connection with this Lease and agrees to indemnify Landlord against and hold it harmless from all liabilities arising from such claim, including any attorney's fees connected therewith. Landlord shall pay the brokerage fees and/or commissions payable in connection with this Lease to Asset Management Services, Inc., who represents Landlord, pursuant to the applicable listing and/or brokerage agreement between Landlord and said party.

        7.    AUTHORITY OF SIGNATORIES

        The persons executing this Lease on behalf of Landlord and Tenant, each represent and warrant that he or she has the authority to execute this Agreement and to bind the respective party.

        IN WITNESS WHEREOF, the parties have duly executed this Amendment this 29th day of February, 2000.

LANDLORD: GREEN PRAVER ET AL		TENANT: ANESTA CORP.
By:	/s/ GREGORY W. STRONG Gregory W. Strong Project Manager	By:	/s/ THOMAS B. KING Thomas B. King President & CEO

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LEASE AMENDMENT "4"